Exhibit 99.77C

2022 Annual Shareholder Meeting

The Fund’s 2022 annual meeting of shareholders (“Annual Meeting”) was held on April 21, 2022, for the following purposes:

1.	To elect five (5) Directors to the Board.

2.	To ratify the selection of Plante & Moran, PLLC as the independent registered public accountants of the Fund for the calendar year ending December 31, 2022.

The following directors were elected under Proposal 1: Jason W. Allen, Anne M. Nichols, Luke E. Sims, Donald G. Tyler, and Neal F. Zalenko.

Under Proposal 2, shareholders ratified the selection of Plante & Moran, PLLC as the Fund’s independent registered public accountants for the 2022 calendar year.

Tabulation Report
Proposal 1 – Election of Directors
	For	Withheld
Jason W. Allen	2,219,674	91,603
Anne M. Nichols	2,211,482	99,794
Luke E. Sims	2,198,570	112,706
Donald G. Tyler	2,254,766	56,510
Neal F. Zalenko	2,246,568	64,708

Proposal 2 –  Selection of Plante & Moran, PLLC

For	Against	Abstain	Withheld
2,120,545	186,956	3,775	0

Total shares issued and outstanding on record date: 4,012,063